                                                                    EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made and entered into as of October 7, 1996 by, between and among Parker Drilling Company, Inc., a Delaware corporation (hereinafter referred to as "Purchaser"), and Robert N. White, Robert M. White and Keith M. White (hereinafter referred to as "Sellers") and Quail Tools, Inc., a Louisiana corporation (the "Company" or the
"Corporation").

                             W I T N E S S E T H :

         WHEREAS, Sellers desire to sell and the Purchaser and the Company desire to purchase all of the outstanding shares (the "Shares") of common stock of Quail Tools, Inc. and Sellers desire to sell the Shares for the consideration and on the terms and conditions set forth herein; and,

         WHEREAS, Purchaser and Sellers desire to enter into certain non-competition agreements (the "Non-Competition Agreements") as provided in
Section 4.01.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                       I.

                          PURCHASE AND SALE OF ASSETS

         1.01    PURCHASE AND SALE.

                 (a) At least one day prior to the closing of the transaction contemplated hereby (the "Closing") provided all conditions to closing, other than Section 9.02(h), have been satisfied, Sellers shall sell (in proportion to their ownership of
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all of the Shares as among themselves) and convey unto the Corporation Four
Hundred Sixty-Four (464) shares of common stock of the Corporation, which constitutes seven (7%) percent of all issued and outstanding shares of common stock of the Corporation, in exchange for all of the Corporation's rights, title and interest in and to all cash as reflected on the Corporation's records (taking into account any amount of outstanding and unpaid checks), demand deposits, time deposits, certificates of deposit, money market accounts, marketable securities and other assets, more fully described on Schedule 1.01(a) attached hereto, owned by the Corporation on the Closing. The Corporation shall execute any and all bills of sale, stock powers, conveyances, motor vehicle title transfers and the like in order to properly and effectively convey title to the assets described on Schedule 1.01(a) to Sellers in accordance herewith. Purchaser hereby obligates itself to cause the Corporation to so execute any and all of such bills of sale, stock powers, conveyances, motor vehicle transfers and the like in order to properly effectuate a transfer of the ownership of these assets to Sellers in the proportions as determined by Sellers.

                 (b) Upon the terms and subject to the conditions contained in this Agreement, Purchaser shall purchase from Sellers and Sellers shall sell at the Closing the remainder of the Shares consisting of 6,164 shares of common stock, no par value per share, free and clear of any and all liens, mortgages, encumbrances and security interests.





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         1.02    STOCK PURCHASE PRICE.

                 (a) The initial purchase price for the Shares purchased by Purchaser ("Initial Purchase Price") shall be Sixty-Four Million, Nine Hundred Seventy and no/100 ($64,970,000.00) Dollars, which shall be allocated among the Sellers in proportion to the Shares sold by each of them to the Purchaser, as among themselves.

                 (b)(1) The Initial Purchase Price shall be adjusted to the final purchase price ("Final Purchase Price") by increasing the Initial Purchase Price by the increase in the Net Assets, as hereinafter defined, or by decreasing the Initial Purchase Price by the decrease in the Net Assets of the Corporation between June 30, 1996 and the Closing as reflected on the Closing Balance Sheet (as hereinafter defined).

                 (2)      The term "Net Assets" is defined for purposes of this
Section 1.02(b) as the excess of (1) the book value of all of the Corporation's assets(calculated without regard to accumulated depreciation), other than its cash, money market accounts, demand accounts, mutual fund accounts, stock and bond brokerage accounts, investments and the other assets described in Schedule 1.01(a), over (2) the book amounts of all the Corporation's current and long-term fixed liabilities and accrued expenses, without regard to contingent liabilities and without regard to unpaid ad valorem taxes for the fiscal year in which Closing occurs, whether or not any of the Corporation's assets are then subject to a lien therefor. All determinations of book value and book amounts shall be made in accordance with the accounting principles, methods and conventions employed in the preparation of the Corporation's June





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30, 1996 balance sheet, a copy of which is attached as part of Schedule
1.02(b)(2) (hereinafter "Interim Financial Statements"). Net assets at June 30, 1996 were $28,003,372.

                 (3) The term "Closing Balance Sheet" means for purposes of this Section 1.02(b) the balance sheet of the Corporation as of the close of business on the date on which the Closing occurs prepared in accordance with the same accounting principles, methods and conventions employed in the preparation of the Corporation's June 30, 1996 balance sheet. The Closing Balance Sheet shall be prepared by a certified public accountant or certified public accounting firm designated by Sellers and shall be presented to Sellers and Purchaser within forty-five (45) days following the Closing. In the event either Sellers or Purchaser disagree with any of the figures shown on the Closing Balance Sheet, they or it shall notify the other parties hereto within ten (10) days after their receipt of it along with the reasons why that party is in disagreement. If the parties have not resolved their disagreements with respect to the Closing Balance Sheet within twenty (20) days after said notice, Sellers and Purchaser shall submit the handling of any disputed items to an independent nationally recognized accounting firm (other than Coopers and Lybrand and KPMG Peat, Marwick) selected in writing by Purchaser and Sellers for resolution. If Purchaser and Sellers are unable to agree upon such a nationally recognized independent accounting firm within ten (10) days after expiration of said twenty (20) day period, such an independent nationally recognized accounting firm shall be selected





                                      -4-
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in accordance with the rules of the American Arbitration Association
("Arbitrator"). The Arbitrator shall submit the correct Closing Balance Sheet to Purchaser and Sellers and shall certify the increase or decrease in Net Assets from the June 30, 1996 Financial Statements.

         1.03 CLOSING. The closing (the "Closing") shall take place at the offices of Messrs. Jones, Walker, Waechter, Poitevent, Carrere and Denegre, Baton Rouge, Louisiana, on a mutually agreeable date (the "Closing Date"), but not later than ten (10) days following satisfaction of all conditions to Closing set forth in Article IX. Assuming the conditions set forth in Article IX shall have been satisfied, the Closing shall be deemed effective as of the close of business of the Corporation on the date of the Closing. At the
Closing:

                 (a) Unless delivered prior to Closing, Sellers shall deliver to the Corporation certificates representing Four Hundred Sixty-Four
(464) shares of common stock of the Corporation, in the aggregate, with stock powers attached executed in blank, and the Corporation shall transfer to Sellers an amount of cash (by certified check or wire transfer) estimated to be equal to the dollar amount of the Corporation's cash on deposit as reflected on the Corporation's records (taking into account all outstanding and unpaid checks) and in demand and time accounts as of the date of the Closing and shall execute all bills of sale and title transfers of motor vehicles (without any warranties of condition, but with full warranty of title, free and clear of all liens and security





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interests), and shall deliver all certificates representing shares of capital stock (with stock powers endorsed in blank attached) as well as all instruments of conveyance and endorsements necessary to convey to Sellers title to all of the other assets the types of which are described on Schedule 1.01(a) free and clear of all liens, security interests and encumbrances.

                 (b) Purchaser shall deliver to Sellers by wire transfer or certified funds cash in an amount equal to Sixty-Four Million, Nine Hundred Seventy and no/100 ($64,970,000.00) Dollars, allocated among Sellers in proportion to their ownership of the remaining outstanding shares of capital stock of the Corporation.

                 (c) Sellers shall deliver to Purchaser certificates representing in the aggregate Six Thousand, One Hundred Sixty-Four (6,164) Shares with stock powers attached executed in blank, free and clear of all liens, mortgages, security interests and encumbrances.

                 (d) Purchaser shall deliver in cash (by wire transfer or bank cashier's check) the sum of Ten Thousand and no/100 ($10,000.00) Dollars to each Seller in full payment of the noncompete fee provided in Section 4.01(b).

         1.04    POST-CLOSING.    (a) If the Closing Balance Sheet reflects
that the amount of cash paid by the Corporation to Sellers was less than or greater than the amounts thereof in all of the Corporation's demand and time deposits, money market and other accounts (excepting those accounts which were actually transferred or assigned by the Corporation to Sellers at Closing) the





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Corporation shall pay to or receive from, respectively, Sellers (in proportion to their present ownership of the Shares) the difference in cash (by wire transfer or bank cashier's check) within ten (10) days following the date on which the Closing Balance Sheet has been agreed upon or determined to be accurate.

                 (b) Within ten (10) days following the date on which the Closing Balance Sheet has been agreed upon by the parties or otherwise determined to be accurate, if the Net Assets of the Corporation as reflected on the Closing Balance Sheet are more than or less than the Net Assets as reflected on the June 30, 1996 balance sheet of the Corporation, attached as part of Schedule 1.02(b)(2), Purchaser shall pay to or receive from, respectively, Sellers (in proportion to their present ownership of the Shares) cash (by wire transfer or bank cashier's check) equal to the difference.





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                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         For purposes of this Agreement the business (the "Business") of the Company is the oil field pipe, equipment and rental tool business and consists of the acquisition (as owner or lessee) and financing and the disposition of pipe, equipment and rental tools, their rental, lease and sublease to customers, their delivery to and retrieval from customers, their repair and maintenance and all services and activities related thereto, and the phrase "in the ordinary course" means in the course of performing any one or more of the enumerated activities. Sellers herewith represent and warrant to Purchaser as of the date hereof and as of the Closing Date (unless another date is expressly set forth below) that:

         2.01 CORPORATE EXISTENCE AND POWER. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and the Corporation has all corporate powers and all material governmental licenses, permits, authorizations, consents and approvals required to carry on the Business as now conducted. Subject to the provisions of the following sentence, the Corporation is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. The parties recognize, however, that the Corporation is not qualified to conduct business in the States of California, Texas, Mississippi, Alabama and Florida, but because it merely





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delivers rental pipe, equipment and tools to those states and does not maintain offices there, the Corporation does not believe it is necessary for it to qualify in those states, although it makes no representation that qualification in those states is not required. Sellers have heretofore delivered to Purchaser true and complete copies of the Corporation's Articles of Incorporation and By-Laws as currently in effect.

         2.02 AUTHORIZATION. (a) The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, except as may be required under 15 U.S.C. Section 18a.

                 (b) Sellers have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and no other action on the part of the Sellers is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and constitutes the valid and legally binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

         2.03 NON-CONTRAVENTION. The execution, delivery and performance by Sellers of this Agreement and the consummation by





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Sellers of the transactions contemplated hereby do not and will not (i)
contravene or conflict with the Articles of Incorporation or bylaws of the Corporation (other than the right of first refusal in favor of the Corporation and all shareholders which will be waived at Closing), (ii) contravene or conflict with or constitute a violation of any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Sellers or the Corporation, or (iii) except as disclosed in Schedule 2.03, require any consent, approval or other action by any person or constitute a default under any obligation of Sellers or the Corporation under any provision of any contract or other instrument binding upon Sellers or the Corporation other than contracts and obligations that will be terminated and fully discharged at the Closing and other than contracts which provide that they may be cancelled unilaterally upon notice to Sellers or the Corporation, without penalty or economic consequences adverse to the Corporation.

         2.04 SUBSIDIARIES. The Corporation does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity, other than ownership of less than one (1%) percent of the outstanding shares of any publicly-traded corporation.

         2.05 FINANCIAL STATEMENTS. The balance sheet of the Corporation for the year ended December 31, 1995 (such date referred to herein as the "Balance Sheet Date" and such balance





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sheet the "Balance Sheet"), and the related statements of income for the year ended December 31, 1995 dated September 22, 1996 (collectively, the "Financial Statements") have been previously delivered to Purchaser. The Financial Statements were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a consistent basis. The Financial Statements fairly present the financial position of the Corporation





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as of the date thereof and its results of operations for the period then ended.
The unaudited balance sheet and income statement as of and for the six months ended June 30, 1996 (the "Interim Financial Statements") attached hereto as
Schedule 1.02(b)(2) were prepared in accordance with GAAP applied on a consistent basis (except as noted therein and except that marketable shares of capital stock and marketable securities are shown thereon at the Corporation's cost thereof rather than at current market value) and fairly present in all material respects the financial position of the Corporation as of the date thereof and the results of operations for the periods then ended (subject to the qualifications described therein).

         2.06 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date to the date hereof, the Corporation has conducted the Business in the ordinary course consistent with past practice and, except as set forth in Schedule 2.06 or disclosed on the Interim Financial Statements, there has not been:

                 (a) Any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a material adverse effect on the Corporation;

                 (b) Any incurrence, assumption or guarantee of any indebtedness for borrowed money or any purchase money obligation or other debt or liability, except in the ordinary course of the Business consistent with past practice;





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                 (c)      Any creation or other incurrence of any Lien (as
defined in Section 2.07) on any asset of the Corporation, except for Permitted Liens;

                 (d) Any making of any loan, advance or capital contributions to or investment in any person;

                 (e) Any material damage, destruction or other casualty loss affecting any of the assets of the Corporation, except those covered by insurance;

                 (f) Any transaction or commitment made, or any contract or agreement entered into, by the Corporation relating to its assets or the Business or any relinquishment of any contract or other right, in either case, material to the Corporation, other than transactions and commitments (including acquisitions and dispositions of pipe, tools and equipment) in the ordinary course of the Business consistent with past practice;

                 (g) Any general or specific increase in the salary or other compensation (including, without limitation, bonuses, profit sharing, deferred compensation or other employee benefits) payable or to become payable to any employees of the Corporation, except in the ordinary course of the Business consistent with past practice with respect to employees who are not officers or directors of Seller, except bonuses paid to certain employees between the date hereof and the Closing for their many years of service to the Corporation but with respect to which neither the Purchaser nor the Corporation will have any liability following the Closing other than for personal income tax withheld therefrom and for employment





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taxes with respect to which the due date for payment thereof occurs after the
Closing and which will be reflected as liabilities on the Closing Balance
Sheet;

                 (h) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Corporation or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any
employees of the Corporation;                      (I) Any declaration, setting
aside or payment of dividends or distributions in respect of shares of Common Stock in the form of assets other than of the types described on Schedule 1.01(a) or any redemption, purchase or other acquisition of any other securities of the Corporation;

                 (j) Any amendment to the articles of incorporation, bylaws or other organizational documents;

                 (k) Any change in its accounting methods, principles or practices other than as required by Generally Accepted Accounting Principles; or

                 (l) Any agreement or understanding entered into to do any of the foregoing.

         2.07    PROPERTIES.

                 (a) The Corporation has good and marketable title to, or in the case of leased property valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the Balance Sheet or acquired after the





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Balance Sheet Date, except for properties and assets sold since the Balance
Sheet Date in the ordinary course of business consistent with past practice. None of such properties or assets is subject to any liens, mortgages, security interests or other encumbrances (herein "Liens") except:

                      (i)         Liens disclosed on the Balance Sheet;

                     (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

                    (iii) Liens disclosed in Schedule 2.07(a) or which will be discharged at the Closing;

                     (iv) Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property or assets; or

                      (v) Liens in favor of vendors and lessors incurred in the ordinary course of the Business.

Clauses (i), (ii), (iii) (iv) and (v) are, collectively, referred to herein as "Permitted Liens".

                 (b) To the knowledge of Sellers and except as reflected on the Interim Financial Statements, there are no developments affecting any of such properties or assets pending or threatened which could materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.





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                 (c)      All such leases of real and personal property with
respect to which the Corporation is a lessee are as of the date hereof and will be on the Closing Date valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default or any event which with notice or lapse of time or both would constitute a material default.

         2.08    NO UNDISCLOSED MATERIAL LIABILITIES.  Except as disclosed on
Schedule 2.08, as of the Closing there will be no liabilities of the Corporation of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the best of Sellers' knowledge, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                      (i) Liabilities disclosed or provided for in the Closing Balance Sheet; and,

                     (ii) Liabilities for which adequate insurance is available.

         2.09 LITIGATION. Except as set forth in Schedule 2.09, as of the date hereof there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Sellers threatened against or affecting, Sellers, the Corporation or any of their or its properties before any court or arbitrator or any governmental body, agency, official or authority, which, individually or in the aggregate, if determined or resolved adversely to Sellers or the Corporation in accordance with the





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plaintiff's demands, would reasonably be expected to have a Material Adverse
Effect on Sellers or the Corporation or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

         2.10    MATERIAL CONTRACTS.

                 (a) Except as disclosed in Schedule 2.10(a) and elsewhere in this Agreement, as of the date hereof the Corporation is not a party to or subject to:

                      (i)         Any lease of real or immovable property;

                     (ii) Any lease that is material to the Corporation of personal or movable property as lessee, other than equipment leased from third parties and sublet to customers in the ordinary course of the Business;

                    (iii) Any contract for the purchase of materials, supplies, goods, services, equipment or other assets, other than in the ordinary course of the Business and which do not require payments in excess of Two Million and No/100 ($2,000,000.00) Dollars;

                     (iv) Any sales, distribution or other similar agreement providing for the sale by the Corporation of materials, supplies, goods, services, equipment or other assets, other than to customers in the ordinary course of the Business;





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                      (v)         Any lease of any item of tangible personal or
                                  movable property or real or immovable
                                  property as lessor other than to customers in the ordinary course of the Business;

                     (vi) Any partnership, joint venture or other similar contract, arrangement or agreement;

                    (vii) Any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

                   (viii)         Any license, franchise or similar agreement;

                     (ix) Any agency, dealer, sales representative or other similar agreement;

                      (x) Any contract or commitment that substantially limits the freedom of the Corporation to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which would so limit the freedom of the Corporation after the Closing;

                     (xi)         Any consulting agreement;

                    (xii) Any contract relating to any guaranty or indemnity issued by the Corporation;

                   (xiii) Any agreement relating to the acquisition or disposition of any part of the Business;





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                    (xiv)         Any other contract or commitment not made in
                                  the ordinary course of the Business
                                  consistent with past practice or which
                                  involves consideration in excess of Two
                                  Million and No/100 ($2,000,000.00) Dollars;

                     (xv) Any agreement under which the Corporation has advanced or loaned any amount of money to any director, officer or employee;

                    (xvi) Any contract relating to employment, severance or similar arrangements; or

                   (xvii) Any material leases or other material contracts with respect to the furnishing of rental tools to customers, other than all leases and contracts for the furnishing of rental tools to Exxon Corporation, Texaco, Inc., Vastar Resources, Inc., Unocal, Inc. and Apache Oil Co., Inc. entered into the ordinary course of the Business. For purposes of this clause (xvii) material leases or contracts are only those involving more than ten (10%) percent of the value of all pipe, rental tools and equipment owned by the Corporation.

                 (b) Each contract to which the Corporation is a party is a valid and binding agreement of the Corporation, and, to the knowledge of





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Sellers, as of the date hereof is in full force and effect, and neither the
Corporation nor, to the knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such Contract, nor, to the knowledge of Sellers, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any such default or breach.

         2.11 LICENSES AND PERMITS. Schedule 2.11 correctly describes each material governmental license, permit, authorization, consent or approval affecting, or relating in any way to, the Corporation and its business, together with the name of the governmental agency or entity issuing such license or permit (the "Permits"). Except as set forth on Schedule 2.11, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby.

         2.12 INSURANCE COVERAGE. Sellers have furnished or provided access to Purchaser of true and complete copies of, all insurance policies currently in effect covering the assets, the Business and the employees of the Corporation. Except as disclosed on Schedule 2.12, as of the date hereof there is no claim by the Corporation pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and the Corporation is otherwise in full compliance with the terms and conditions of all such policies.

         2.13    COMPLIANCE WITH LAWS; NO DEFAULTS.

                 (a) As of the date hereof, the Corporation is not in violation of, has not since December 31, 1995 violated, and to





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Sellers' knowledge is not under investigation with respect to or has not been threatened to be charged with or given notice of any violation of, any law, rules, ordinances or regulations, judgments, injunctions, orders or decrees binding upon or applicable to the Corporation, except for any violations set forth in Schedule 2.13(a) which would not, individually or in the aggregate, if finally determined adversely, result in a material adverse effect on the business of the Corporation.

                 (b) As of the date hereof, the Corporation is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any contract or other instrument binding upon the Corporation or affecting or relating to its business or any license, authorization, permit, consent or approval held by the Corporation or affecting or relating to its business, except as otherwise disclosed in this Agreement or in Schedules attached hereto.

         2.14 RECEIVABLES. All accounts, notes and other receivables (other than receivables collected since December 31, 1995) reflected on the Balance Sheet are, and all accounts, notes and other receivables arising out of or otherwise relating to the Corporation's business as of the Closing will be, valid, binding and enforceable, subject to applicable laws governing bankruptcy, moratorium or creditors' rights generally which may prevent their enforcement and have arisen only from bona fide transactions entered into in the ordinary course of the Business; provided, however, no representation is made as to their collectability or





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the financial ability of the obligors thereon to discharge them.  All accounts, notes and other receivables arising out of or otherwise relating to the Business at the date of the Interim Financial Statements have been included in the Interim Financial Statements, and all accounts, notes and other receivables arising out of or otherwise relating to the Business at the Closing Date will be reflected in the Closing Balance Sheet. Schedule 2.14 contains an accurate aging of all accounts, notes and other receivables and bad debt write offs by the Corporation for the period January 1, 1994 through June 30, 1996.

         2.15    INTELLECTUAL PROPERTY.

                 (a) Schedule 2.15(a) sets forth as of December 31, 1995 a list of all intellectual property rights (herein "Intellectual Property Rights") used or held for use or otherwise necessary in connection with the conduct of the Business, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right and if Seller is not the owner, the rights held by the Corporation; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized, issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Corporation is a party and pursuant to which any person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

                 (b)      (i)     Except as set forth in Schedule 2.15(b), the
Corporation has not since January 1, 1996 been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement by the Corporation of any intellectual property rights of any other person, and (ii) the Corporation has no knowledge of any basis for any such claim of infringement, and no knowledge of any continuing infringement by any other person of any intellectual property rights used or held for use or otherwise necessary in connection with the conduct of the Business. No such intellectual property right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Corporation or restricting the licensing thereof by the Corporation to any Person. The Corporation has not entered into any agreement to indemnify any other person against any charge of infringement of any intellectual property rights.

                 (c) As used herein, the term "Intellectual Property Right" means any trade name, trademark, service name, service mark, copyright, invention, patent, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

         2.16 EMPLOYEES. Schedule 2.16 identifies all of the Corporation's officers and key employees as of December 31, 1995. None of such key employees has indicated to the Corporation that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

         2.17 FEES. There is no investment banker, broker, financial advisor, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers who might be entitled to any fee or commission from Purchaser upon consummation of the transactions contemplated by this Agreement. The parties recognize that KPMG Peat, Marwick has acted as financial advisor for Sellers, but Purchaser shall not be required to pay any portion of its fees.

         2.18 LABOR MATTERS. As of the date hereof, the Corporation is in compliance with all currently applicable laws respecting employment and employment practices (including terms and conditions of employment, wages and hours) and is not engaged in any unfair labor practice, the failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a material adverse effect on the Business. As of the date hereof there is no unfair labor practice complaint pending or, to the knowledge of Sellers, threatened against the Corporation before the National Labor Relations Board or before any other state or local board, agency or tribunal.

         2.19 CAPITALIZATION. (A) The entire authorized capital stock of the Corporation consists of 100,000 shares of common stock, no par value ("Common Stock"), of which 6,628 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for the right of first refusal in favor of the Corporation and the shareholders contained in Article VII of the Articles of Incorporation of the Corporation (as amended):

                          (1)     All outstanding shares of Common Stock are
owned by the Sellers, and are free and clear of any security interests, options, warrants, calls, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments relating to any capital stock or other security of the Corporation (other than this Agreement);

                          (2)  There are no outstanding or authorized options,
warrants, purchase rights, conversion rights, exchange rights, trusts, voting trusts or other contracts or commitments that could require the Corporation to issue, sell or otherwise cause to become outstanding any shares of its capital stock;

                          (3)  There are no outstanding or authorized stock
appreciation, phantom stock, profit participation or similar rights with respect to the Corporation's capital stock; and

                          (4)  There are no voting trusts, proxies or other
agreements or understandings with respect to the voting of the Corporation's capital stock.

                 (b) The holders of the Shares are the following persons in the following amounts:

           SHAREHOLDER                             SHARES OWNED
           -----------                             ------------
         Robert N. White                               3,246

         Robert M. White                               1,691

         Keith M. White                                1,691



All of the Shares registered in the names of the above persons may be conveyed by them without the consent of an person, other than Consents of the Corporation and the other Sellers which are waivable by them at or prior to the Closing Date.

         2.20 OTHER INFORMATION. None of the documents or information delivered to Purchaser in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         2.21    ENVIRONMENTAL MATTERS.  Except for matters disclosed in
Schedule 2.21 and except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, neither Sellers nor the Company have received any written or oral notice and nothing has come to their attention (but without having conducted any environmental tests or surveys or undertaken any other environmental investigations) to the effect that: (a) the properties, operations and activities of the Company are not in compliance with all applicable Environmental Laws (as defined in Section 12.10 hereof); (b) the Company and the properties and operations of the Company are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Company under any

Environmental Law in connection with the business of the Company have not been obtained or filed and any required Permits are not valid and currently in full force and effect; (d) there has been any release of any hazardous substance, pollutant or contaminant into the environment by the Company in connection with its properties or operations; and (e) there has been any exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company. The Company has made available to the Purchaser all internal and external environmental audits and studies and all correspondence on substantial environmental matters (in each case relevant to the Company) in the possession of the Company or the Sellers.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Sellers that:

         3.01 ORGANIZATION AND EXISTENCE. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in Louisiana.

         3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser.

         3.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Purchaser of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority, except as may be required by 15 U.S.C. Section 18a.

         3.04 NON-CONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement does not and will not (i) contravene or conflict with the Articles of Incorporation or By-Laws of Purchaser or (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Purchaser.

         3.05 FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Sellers upon consummation of the transactions contemplated by this Agreement.

         3.06 FINANCING. Purchaser will have on the Closing Date sufficient funds available to purchase the Shares, provided all conditions set forth in
Article IX are satisfied.

         3.07 LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser threatened against or affecting, Purchaser before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

                                   ARTICLE IV

                              COVENANTS OF SELLERS

         4.01    NON-COMPETITION; NON-SOLICITATION; BUSINESS OPPORTUN-ITIES.
(a) In recognition of, among other things, the nature and scope of the business and goodwill of the Corporation all of the Shares of capital stock of which is being acquired by Purchaser, the substantial impairment of value to Purchaser if Sellers were to compete with Purchaser, the consideration being paid for this covenant and the reasonable restrictions and limitations imposed hereby, Sellers agree that from the Closing Date until the second anniversary of the Closing Date Sellers shall not:

                          (1) Enter into any competitive endeavors, nor undertake any commercial activity, which competes with those businesses which were conducted by the Corporation immediately prior to the Closing Date and which the Corporation continues to conduct within the following Parishes in the State of Louisiana:
                                  Acadia; Allen; Ascension; Assumption;
                                  Avoyelles; East Baton Rouge; Beauregard;
                                  Bossier; Caddo; Calcasieu; Evangeline;
                                  Iberia; Iberville; Jefferson; Jefferson
                                  Davis; Lafayette; Lafourche; Orleans;
                                  Plaquemines; Pointe Coupee; Rapides; St.
                                  Bernard; St. Charles; St. Landry; St. Martin; St. Mary; St. Tammany; Tangipahoa; Terrebonne; Vermilion; which are all of the parishes in Louisiana in which the

                                  Corporation is currently doing business, and, to the extent enforceable under the laws of the following states (the laws of which are herewith adopted as governing for this purpose), the States of Texas, Mississippi, Alabama, California and Florida (the "Geographic Area"), including, without limitation, (i) leasing, renting, providing or seeking to lease, or rent equipment of types provided by the Corporation immediately prior to the Closing Date which compete with any goods or services leased, rented or provided by the Corporation and (ii) being an owner (except for passive investments of not more than one (1%) percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), agent or representative of any person in the Geographic Area which directly competes with any line or lines of business of the Corporation which were conducted by the Corporation immediately prior to the Closing Date; or

                          (2) Employ or solicit, or receive or accept the performance of services by any employee of the

                                  Corporation or encourage or induce any such person to terminate his or her employment with the Corporation for the purpose of employing him in the Geographic Area.

                 (b) The consideration for this Agreement by Sellers is the payment by Purchaser of the sum of Ten Thousand and no/100 ($10,000.00) Dollars cash to each Seller on the Closing Date.

                 (c) The Sellers acknowledge that the covenants contained in this Agreement are made ancillary to the sale of the Stock by the Sellers, are reasonably necessary to protect the Business, and the trade secrets and goodwill thereof, being acquired by Purchaser, and do not impose an undue or unreasonable hardship upon the Sellers. The Sellers acknowledge further that Purchaser considers the covenants contained herein to be fundamental conditions for the consummation of the transactions contemplated by this Agreement, and that Purchaser would not consummate such transactions in the absence of such covenants.

                 (d) Purchaser and the Sellers each agree that it is their intention that if any portion of this Agreement is found by a court of competent jurisdiction to be unenforceable, including, without limitation, as to the duration, geographic area or scope of activities covered by the covenants contained herein, this Agreement shall be reformed by the court whereby it is reasonable and, as reformed, shall be agreed to by the parties and enforced by the court prospectively. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, and shall not be reformed as set forth in the immediately preceding sentence, such provision shall be of no force or effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         4.02 CONDUCT OF THE BUSINESS. From the date hereof until the Closing Date, Sellers shall cause the Corporation to conduct the Business in the ordinary course consistent with past practice and use the Corporation's best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Sellers shall not cause the Corporation to:

                      (i) Merge or consolidate with any other person or acquire a material amount of assets of any other person, other than pipe, tools and equipment purchased in the ordinary course of the Business;

                     (ii) Sell, lease, license or otherwise dispose of any assets except (a) pursuant to existing contracts or commitments and (b) in the ordinary course of the Business consistent with past practices; or

                    (iii) Make any declaration, setting aside or payment of dividends or distributions in respect of shares of Common Stock, other than in the form of assets of the types described on
                                  Schedule 1.01(a);

                     (iv) Amend its articles of incorporation, bylaws or other organizational documents;

                      (v) Issue, deliver, sell, pledge or otherwise encumber any shares of capital stock or any securities convertible into, or exchangeable or exercisable for, shares of capital stock;

                     (vi) Except for borrowings under existing credit facilities in the ordinary course of business, (1) incur any obligation for borrowed money or purchase money indebtedness, or (2) make any loan, advance, guarantee, capital contribution or investment in any person;

                    (vii) Make any change in its accounting methods, principles or practices other than as required by Generally Accepted Accounting Principles;

                   (viii) Waive the benefits of, or agree to modify, any material confidentiality, standstill or similar agreement;

                     (ix) Except for changes made in the ordinary course of business not involving officers or key employees of the Corporation, increase or otherwise modify (except as contemplated by this Agreement) the compensation of their employees, including salaries, bonus or other employee benefits, or severance payments or obligations, or enter into or modify the terms of any employment, severance or collective bargaining agreement, except for bonuses paid to certain employees between the date hereof and the Closing for their many years of service to the Corporation, but with respect to which neither Purchaser nor the Corporation will have any liability following the Closing other than for personal income tax withheld therefrom and for employment taxes with respect to which the due date for the payment thereof occurs after the Closing and which will be reflected as liabilities on the Closing Balance Sheet;

                      (x) Except for existing commitments and capital expenditures as may be necessary to perform obligations under existing contracts or maintain the assets in the event of damage thereto, make any capital expenditure other than in the ordinary course of the Business or in an amount in excess of $100,000;

                     (xi) Adopt or amend any employee benefit plan or other compensation arrangement, including, without limitation, any Employee Plan and

                                  Benefit Arrangement, except for payment for bonuses referred to in Section 4.02(ix); or

                    (xii)         Agree or commit to do any of the foregoing.

Sellers shall not permit the Corporation to (a) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or
(b) omit or agree to commit or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

         4.03 ACCESS TO INFORMATION. Sellers (i) will give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Corporation, (ii) will furnish to Purchaser, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Corporation as such persons may reasonably request and (iii) will instruct its employees, counsel and financial advisors to cooperate with Purchaser in its investigation of the Corporation; provided, however, Purchaser shall utilize the minimum number of personnel as will not interfere with the conduct of the Corporation's business and shall utilize them only at the times the Corporation is open for business. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

         4.04 NOTICES OF CERTAIN EVENTS. Sellers shall promptly notify Purchaser of:

                      (i) Any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                     (ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                    (iii) Any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Corporation or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.09 or that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                             COVENANTS OF PURCHASER

         Purchaser agrees that:

         5.01 CONFIDENTIALITY. Prior to the Closing Date and for a period of three (3) years after any termination of this Agreement, Purchaser will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information (including, without limitation, confidential commercial information and information with respect to customers and proprietary systems, technologies or processes) concerning the Business or which the Corporation or Sellers furnished to Purchaser in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been
(i) previously known on a non-confidential basis by Purchaser, (ii) in the public domain through no fault of Purchaser or (iii) later lawfully acquired by Purchaser from sources other than the Corporation or Sellers; provided, that Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such persons are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially. This obligation shall be satisfied if Purchaser exercises the same reasonable and customary care, in light of the industry and its past practices, with respect to such information as it would take to preserve the confidentiality of its own confidential information. If this Agreement is terminated, Purchaser will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Purchaser or on their behalf from Sellers or the Corporation in connection with this Agreement that are subject to such confidence. If this Agreement is not terminated and Closing occurs, Purchaser agrees that it will retain all documents and other materials obtained by Purchaser from Sellers or the Corporation in connection with this Agreement and the transactions contemplated hereby for a reasonable and customary period of time and will not destroy any material documents during such period without first providing Seller with the opportunity of making copies thereof.

         5.02 ACCESS. On and after the Closing Date, Purchaser will afford promptly to Sellers and their agents reasonable access to the Corporation's properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder and Sellers' federal and state income and other tax liabilities with respect to any period ending on or before the Closing Date and shall maintain them for a period of five (5) years following the Closing or for such longer period as any audit (private, tax or other governmental) of those documents is continuing; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the Business of the Corporation or Purchaser. Sellers will hold, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Purchaser or the Business provided to them pursuant to this Section 5.02.

         5.03 NO ELECTION UNDER SECTION 338. (a) Purchaser shall not cause nor shall the Corporation make or file any election under any provision of
Section 338, including Section 338(h)(10), of the United States Internal Revenue Code (the "Code") with respect to the transactions contemplated by this Agreement.

                 (b) Purchaser shall acquire no asset of the Corporation and shall take no other action nor permit any action or course of conduct to be taken by it or by the Corporation, or permit the filing of any Section 338 election with respect to any other stock acquisition by Purchaser of any other corporation, which would have the same effect as if a formal election under any provision of Section 338, including Section 338(h)(10), of the Code had been filed with respect to the transaction contemplated hereby.

                 (c) In the event the United States (or any of its agencies or departments, including the Internal Revenue Service) should contend that an election under Section 338 was made or deemed made by Purchaser or the Corporation (whether or not attributable to Purchaser's or the Corporation's actions or inactions) resulting in an additional income tax liability for Sellers, Purchaser shall defend such claim against Sellers at its own cost and expense upon ten (10) days notice by Sellers to Purchaser. In the event such an additional income tax liability of Sellers is finally determined, Purchaser shall pay the full amount thereof (inclusive of any liability of the Corporation under section 1374 of the Code and any net income tax liability of Sellers caused by application of section 1374 of the Code) together with interest and all penalties thereon directly to the United States and, if applicable, the State of Louisiana as additional consideration for Sellers' sale of the Shares sold to Purchaser pursuant to this Agreement, within ten
(10) days after notice thereof by Sellers to Purchaser or by the United States (or any of its representatives) or by the State of Louisiana. In addition, Purchaser shall within ten (10) days after notice from Sellers pay to Sellers as additional consideration for their sale of the Shares sold to Purchaser pursuant to this Agreement, cash in an amount which, after reduction by the maximum marginal United States and Louisiana individual income tax thereon, is sufficient for Sellers to discharge their United States and Louisiana income tax liabilities, interest and penalties (including all interest caused by application of Section 453A of the Code) on the additional consideration received in the form of the payment by Purchaser of Sellers' additional United States and Louisiana individual income tax liabilities, penalties and interest thereon resulting from application of sections 338, 338(h)(10) and/or 1374.
The amounts
necessary to discharge Sellers' individual income tax liabilities shall take into account the fact that a portion of such additional consideration for the Shares acquired by Purchaser will be deemed interest income (and thus ordinary income) to Sellers because it will be paid in a taxable year following the Closing and Sellers will not be allowed any individual income tax deductions for interest and penalties paid to the United States and/or State of Louisiana on their income tax deficiencies or for interest imposed pursuant to section 453A of the Code. The parties recognize that the maximum marginal combined United States and Louisiana individual ordinary income tax rate for calendar year 1996 is 43.224% calculated as follows: 39.6% (federal) + 6% (100% - 39.6%) (Louisiana), and the maximum marginal combined United States and Louisiana ordinary income tax rate in future years shall be similarly calculated, but with adjustments for future law charges. The parties recognize that the maximum marginal combined United States and Louisiana long-term capital gains rate for calendar year 1996 is 32.32%, calculated as follows:
28% (federal) + 6% (100% - 28%), and the maximum marginal combined United States and Louisiana individual long-term capital gain rates in future years shall be similarly calculated, but by taking into account future law changes.

                                   ARTICLE VI

                       COVENANTS OF SELLERS AND PURCHASER

         Sellers and Purchaser hereto agree that:

         6.01 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of Sellers and Purchaser will use their and its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, but without expanding the obligations and responsibilities of any party hereunder.

         6.02 CERTAIN FILINGS. Sellers and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, including the filing of all notices under 15 U.S.C. Section 18a, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         6.03 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

         6.04 NOTICE OF DEVELOPMENTS. Each party to this Agreement will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement, except for accidents or occurrences which may give rise to liabilities of the Corporation but with respect to which Sellers reasonably believe will be covered by insurance.

         6.05 NO SOLICITATION. From and after the date of this Agreement until the termination of this Agreement in accordance with its terms, neither the Corporation, the Sellers nor any officer, director, employee, agent or representative of the Corporation shall, directly or indirectly, solicit or encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in or continue any discussions or enter into any agreements regarding, any merger, tender offer, sale of shares of capital stock or similar business combination transactions involving any or all of the Business, or any sale of all or substantially all the assets of the Business, other than in connection with the transaction with Purchaser contemplated herein.

                                  ARTICLE VII

                                  TAX MATTERS

         7.01 TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Pre-Closing Taxable Period" means all or a portion of (i) any taxable period up to and including the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Corporation arising on or before, or existing as of, the Closing Date.

                 "Post-Closing Taxable Period" means all or a portion of (i) any taxable period after the Closing Date or (ii) any taxable period with respect to which the Tax is computed by reference to Tax Items, assets, capital or operations of the Corporation arising after, or existing subsequent to, the Closing Date.

                 "Tax" means (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority") and (ii) any liability to any person (including any applicable Taxing Authority) in respect of any tax included in Clause (i) above by reason of any indemnity, transferee liability, contractual or legal obligation.

         7.02 TAX MATTERS. Sellers hereby represent and warrant to Purchaser as of the date hereof and as of the Closing Date that, except as provided in Schedule 7.02:

                 (a) Sellers have paid or will timely pay all taxes payable by them individually as primary obligors (and not as transferees of corporate assets or as corporate officers) attributable to the Corporation and any Pre-Closing Tax Period which are required to be paid on or prior to the Closing Date, except for taxes caused by an actual or deemed election under Section 338 of the Code, which is Purchaser's responsibility pursuant to Section 5.03.

                 (b) (i) All returns and reports ("Tax Returns") of or with respect to any Tax which is required to be filed on or before the Closing Date by or with respect to the Corporation have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete in all material respects,
(iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to the Corporation have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) From January 1, 1993 through the Closing Date, (i) the Corporation continuously has been and will be an S Corporation within the meaning of section 1361 of the Code, and (ii) each holder of the Corporation stock has been an individual resident of the United States or an estate or trust described in section 1361(c)(2) that is permitted to hold the stock of an S Corporation.

                 (c) There is no claim against the Corporation for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to the Corporation.

                 (d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Corporation, or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Corporation.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to the Corporation up to and through the periods covered thereby.

                 (f) There are no Tax allocation or sharing agreements affecting the Corporation.

                 (g) The Corporation will not be required to include any amount in income for any taxable period beginning on the Closing Date as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

         7.03    TAX COOPERATION:  ALLOCATION OF TAXES.

                 (a) Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Corporation, the non-compete covenant described in Section 4.01 and the Business as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Sellers and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Paragraph (a) of Section 7.03.

                 (b) Any transfer, documentary, sales, use or other taxes arising in connection with the transactions contemplated by this Agreement and any recording or filing fees with respect thereto (each, a "Transfer Tax") shall be the responsibility of Purchaser.

                                  ARTICLE VIII

                               EMPLOYEE BENEFITS

         8.01 EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, shall have the following meanings:

                 "Benefit Arrangement" means any employment, consulting, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, supplemental income, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that (i) is not an Employee Plan, (ii) is sponsored, maintained, administered or contributed to, or has been so sponsored, maintained, administered or contributed to within six years prior to the Closing Date, as the case may be, by the Corporation or any ERISA Affiliate and (iii) covers any employee, director, consultant or former employee, director or consultant of the Corporation or any ERISA Affiliate.

                 "Employee Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA, that (i) is maintained, administered, sponsored or contributed to, or has been so maintained, administered, sponsored or contributed to within six years prior to the Closing Date, by the Corporation or any ERISA Affiliate and (ii) covers an employee or former employee of the Corporation or any ERISA Affiliate.

                 "ERISA" means the Employee Retirement Income Security Act or 1974, as amended.

                 "ERISA Affiliate" means any other entity, trade or business which, together with the Corporation, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

                 "Multi-Employer Plan" means each Employee Plan that is a multi-employer plan, as defined in Section 3(37) of ERISA.

                 "PBGC" means the Pension Benefit Guaranty Corporation.

                 "Profit Sharing Plan" means the Corporation's Profit-Sharing Plan and Trust.

                 "Title IV Plan" means an Employee Plan, other than any Multi-Employer Plan, subject to Title IV of ERISA.

         8.02 EMPLOYEE MATTERS. The Sellers hereby represent and warrant to Purchaser as of the date hereof and the Closing Date:

                 (a) Schedule 8.02(a) provides a description of each Employee Plan and each Benefit Arrangement. True, correct and complete copies of each of the Employee Plans and Benefit Arrangements, related trusts, and all amendments thereto have been furnished to Purchaser. There has also been furnished to Purchaser, with respect to each Employee Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. No Employee Plan is a Title IV Plan or a Multi-Employer Plan. No Employee Plan is funded by a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code. The Profit Sharing Plan is the only Employee Plan that is intended to be qualified under Section 401(a) of the Code.

                 (b)  Except as otherwise set forth on Schedule 8.02(b):

                      (i) The Corporation and the ERISA Affiliates have substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by them in connection with the Employee Plans and the Benefit Arrangements, and there have been no defaults or violations by any other party to the Employee Plans or Benefit Arrangements;

                      (ii) Each Employee Plan and each Benefit Arrangement has been administered and operated in substantial compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code);

                    (iii) The Profit Sharing Plan satisfies the requirements of Section 401 of the Code and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such qualified status;

                      (iv) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Employee Plans or Benefit Arrangements or their assets, and there is no matter pending (other than routine qualification determinations filings) with respect to any of the Employee Plans or Benefit Arrangements before any governmental agency or authority;

                      (v) All contributions required to be made to the Employee Plans and Benefit Arrangements pursuant to their terms and provisions have been made timely;

                      (vi) There has been no termination or partial termination of the Profit Sharing Plan within the meaning of Section 411(d)(3) of the Code;

                    (vii) No act, omission or transaction has occurred which would result in imposition on the Corporation or any ERISA Affiliate of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c),
                                  (i) or (1) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

                   (viii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require the Corporation or any ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Employee Plan or Benefit Arrangement than it otherwise would or (B) create or give rise to any additional vested rights or service credits under any Employee Plan or Benefit Arrangement.

                 (c) Except as otherwise set forth in Schedule 8.02(c), neither the Corporation nor any ERISA Affiliate is a party to any agreement, nor has the Corporation or any ERISA Affiliate established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for such entity upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

                 (d) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made hereunder or under the Employee Plans or Benefit Arrangements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                 (e) Each Employee Plan and Benefit Arrangement may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

                 (f) Schedule 8.02(f) sets forth the name and annual compensation of each employee employed by the Corporation or an ERISA Affiliate as of the date of this Agreement, and none of said employees are subject to union or collective bargaining agreements with the Corporation or an ERISA Affiliate. Except as otherwise set forth in Schedule 8.02(f), neither the Corporation nor any ERISA Affiliate has at any time within five years preceding the date of this Agreement had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

                 (g) Except for the individuals identified on Schedule 8.02(g), no individual is receiving continuation coverage under any Employee Plan or Benefit Arrangement pursuant to the continuation of coverage provisions contained in Section 4980B of the Code, Sections 601 through 608 of ERISA, or applicable state laws.

         8.03    EMPLOYEE BENEFIT PLANS AND BENEFIT  ARRANGEMENTS.

                 (a) Prior to the Closing, Sellers shall, at their sole expense and with no adverse tax or other consequences to the Corporation or Purchaser, cause all Employee Plans (other than the Profit Sharing Plan) and Benefit Arrangements to be terminated effective as of the day prior to the Closing Date. Each Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) shall be liable for any and all claims for benefits by any individual for covered expenses incurred, or attributable to events that occurred, prior to the Closing Date. At or prior to the Closing, but effective as of the Closing Date, Sellers shall, at their sole expense and with no adverse tax or other consequences to the Corporation or Purchaser, (i) cause the Corporation to cease to be the sponsor and an adopting employer under the Profit Sharing Plan and (ii) cause one or more designees of Sellers (other than the Corporation) to assume sponsorship of the Profit Sharing Plan. Effective as of the Closing Date, Purchaser shall cause each employee of the Corporation on such date to be provided with benefits on a basis substantially similar to Purchaser's normal practice, but only to the extent that each such employee is eligible for coverage and benefits under the terms of Purchaser's benefit plans. Notwithstanding the preceding provisions of this Section 8.03(a), but subject to the provisions of Section 8.03(b) with respect to claims and liabilities relating to covered expenses incurred, or attributable to events that occurred, prior to the Closing Date, Purchaser may elect, by notice to Sellers prior to the Closing Date, to have the Corporation continue its group health plan after the Closing Date (for such period as Purchaser shall determine in its sole discretion), and, if Purchaser makes such election, then such plan shall not be terminated on or prior to the Closing Date.

                 (b) Sellers shall assume and be liable for all past, present and future obligations and liabilities of the Corporation and any ERISA Affiliate arising out of any law or contract (i) with respect to each Employee Plan and Benefit Arrangement and (ii) with respect to all employees and former employees of the Corporation or any ERISA Affiliate in connection with any event commencing, occurring or failing to occur on or prior to the Closing Date. Sellers agree to indemnify Purchaser and its affiliates, directors, officers and employees with respect to any loss, liability, assessment, withdrawal liability assessment, funding deficiency assessment, taxes, interest, penalties, judgments, employee benefit claims and PBGC liability assessments (including any and all costs and fees related to proceedings establishing such loss, liability, assessment, withdrawal liability assessment, funding deficiency assessment, taxes, interest, penalties, judgments, employee benefit claims or PBGC liability assessment) arising out of any law or contract, with respect to (i) each Employee Plan and Benefit Arrangement and
(ii) each employee or former employee of the Corporation or any ERISA Affiliate. The indemnity provided in this Section 8.03(b) shall survive this Agreement and shall be in addition to any other indemnities provided in this Agreement, and shall not be subject to any restrictions imposed in this Agreement upon any such other indemnities.

         8.04 NO THIRD PARTY BENEFICIARIES. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Corporation in respect of continued employment (or resumed employment) with either the Corporation or Purchaser and no provision of this Article shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be maintained or established by the Corporation or Purchaser on or after the Closing Date. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Corporation or Purchaser.

                                   ARTICLE IX

                             CONDITIONS TO CLOSING

         9.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction, or waiver by both parties, of the following conditions:

                 (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Purchaser of the Shares.

                 (b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing, and all material third party consents necessary in connection with the consummation of the Closing, shall have been obtained and the applicable waiting period after the filing pursuant to 15 U.S.C. Section 18a has expired without intervention by the United States to prevent consummation of these transactions.

                 (c) All waivers of applicable rights of first refusal by the Corporation and the Sellers have been obtained to permit consummation of the transactions contemplated herein.

         9.02 CONDITIONS AND OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a)      (i)     Sellers shall have performed in all material
respects all of its obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in this Agreement and in any certificate or other writing delivered by Sellers pursuant thereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true at and as of the Closing Date as if made as of that date, and (iii) Purchaser shall have received a certificate signed by the President of the Corporation to the foregoing effect.

                 (b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any person before any court, arbitrator or governmental body, agency or official nor shall they be pending.

                 (c) Purchaser shall have received all documents it may reasonably request relating to the existence of and good standing of the Corporation.

                 (d) There shall have not occurred any events or developments, individually or in the aggregate, resulting in a Material Adverse Effect with respect to the Corporation.

                 (e) The Sellers shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in
Section 9.02 is satisfied in all respects.

                 (f) All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                 (g) Purchaser shall have received the opinion of Messrs. Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., dated as of the Closing Date, in substantially the form attached hereto as Schedule 9.02(g).

                 (h) Sellers shall have sold the 464 shares of common stock to the Corporation as set forth in Section 1.01(a).

         9.03 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

                 (a)      (i)     Purchaser shall have performed in all
material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date.

                 (b) Sellers shall have received all documents they may reasonably request relating to the existence of Purchaser and the authority of Purchaser to execute and consummate this Agreement, all in form and substance reasonably satisfactory to Seller.

                 (c) The transaction contemplated herein and its consummation has been approved by all necessary corporate action on behalf of Purchaser.

                 (d) Purchaser shall have delivered a certificate to the effect that each of the conditions specified in this Section 9.03 is satisfied in all respects.

                 (e) Sellers shall have received the opinion of Messrs. Vinson & Elkins, L.L.P. dated as of the Closing Date in substantially the form attached hereto as Schedule 9.02(e).

                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

    10.01 SURVIVAL. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and shall expire on the first anniversary of the Closing, except that those contained in Articles VII and VIII shall expire on the fourth anniversary of the Closing.

    10.02        INDEMNIFICATION.

                 (a) Sellers hereby indemnify Purchaser and all of Purchaser's officers, directors, employees and shareholders (hereinafter "Indemnified Parties") against and agree to defend and hold them harmless from and against any and all damage, loss, liability and expense, including, without limitation, penalties, interest, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding (collectively, "Loss") incurred or suffered by any of the Indemnified Parties arising out of any breach of any representation or warranty, covenant or agreement made or to be performed by Sellers pursuant to this Agreement; provided, however, Sellers' total aggregate liability under this indemnity shall be limited to Ten Million and no/100 ($10,000,000.00) Dollars, except that the aggregate liability for the breach of all representations, warranties, covenants and agreements other than those contained in Articles VII and VIII shall be Four Million and No/100 ($4,000,000.00) Dollars, in each case inclusive of all legal fees and costs of defense incurred by Sellers in performing their obligations hereunder and Sellers shall have no obligation to indemnify any Indemnified Party with respect to any Loss, claim, demand, suit or action allegedly arising out of any misrepresentation or breach of warranty, covenant or agreement notice of which is given to Sellers after the first anniversary of the Closing, as to all representations, warranties and covenants other than those contained in Articles VII and VIII, and after the fourth anniversary of the Closing, as to all representations, warranties and covenants contained in Articles VII and VIII. The defense of all such claims and actions shall be undertaken by Sellers using counsel selected by them and reasonably acceptable to Purchaser. Settlements of each such claim shall require the approval of both Sellers and Purchaser, which approval shall not be unreasonably withheld. The remedies set forth in this Section 10.02(a) shall be the exclusive remedies of the Indemnified Parties.

                 (b) Purchaser hereby agrees to defend and indemnify Sellers against and to hold Sellers harmless from any and all Loss incurred or suffered by Sellers arising out of any failure to perform, misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement. Purchaser shall have no obligation with respect to any loss, claim, demand, suit or action against Sellers notice of which is given to Purchaser (by Sellers or any other person or governmental agency) after the first anniversary of the Closing as to all losses, etc. other than those which arise from matters described in Section 5.03 and after December 31, 2005 as to all losses, etc. which arise from matters described in
Section 5.03.

                                   ARTICLE XI

                                  TERMINATION

    11.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                      (i) by mutual written agreement of Sellers and Purchaser;

                     (ii) By Sellers or Purchaser if the Closing shall not have been consummated on or before November 30, 1996 unless extended by mutual agreement of Sellers and Purchaser;

                    (iii) By either Sellers or Purchaser if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

         The party desiring to terminate this Agreement pursuant to Clauses
(ii) or (iii) shall give notice of such termination to the other party.

    11.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or of any shareholder, director, officer, employee, agent, consultant or representative of any party) to another party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Losses incurred or suffered by the parties as a result of such failure or breach. The provisions of Sections 5.01 and 12.03 shall survive any termination hereof pursuant to Section 11.01.

                                  ARTICLE XII

                                 MISCELLANEOUS

         12.01 NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, telecopy or similar writing) and shall be deemed given when delivered:

         IF TO PURCHASER, TO:     Parker Drilling Company
                                  Attn: Robert L. Parker, Chairman
                                  Parker Building
                                  8 East Third Street
                                  Tulsa, Oklahoma  74103
                                  Telecopier: (918) 631-1201

         WITH A COPY TO:          T. Mark Kelly, Esq.
                                  Vinson & Elkins, L.L.P.
                                  2300 First City Tower
                                  1001 Fannin Street
                                  Houston, TX  77002-6760

         IF TO SELLERS, TO:       Robert N. White
                                  Robert M. White
                                  Keith M. White
                                  c/o Robert N, White
                                  3805 Highway 14
                                  New Iberia, Louisiana  70560
                                  Telecopier: (318) 365-5262

         WITH A COPY TO:          Robert R. Casey, Esq.
                                  Four United Plaza, 5th Floor
                                  8555 United Plaza Boulevard
                                  Baton Rouge, Louisiana  70809
                                  Telecopier: (504) 231-3390

Each of the above persons may change their address or facsimile number by notice to the other persons in the manner set forth above.

         12.02   AMENDMENTS; NO WAIVERS.

                 (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         12.03 EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         12.04 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         12.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Louisiana without regard to the conflicts of law rules of such state, except that the provisions of Section 4.01 shall be governed by the laws of the States of Texas, Mississippi, Alabama, California and Florida as they pertain to competition by the Sellers with the Corporation in those states.

         12.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received as a counterpart hereof signed by the other party hereto.

         12.07 ENTIRE AGREEMENT. This Agreement and any other agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

         12.08 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         12.09 SEVERABILITY. In the event any one or more of the provisions of this Agreement shall be or become illegal or unenforceable in any respect, the validity, legality, operation and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         12.10 CERTAIN DEFINITIONS. "Environmental Law or Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any governmental authority pertaining to health or the environment currently in effect and applicable to a specified person and its subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state or local Laws implementing the foregoing federal laws, and any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of the Agreement, the terms "hazardous substance" and "release" have the meanings specified in

CERCLA; provided, however, that to the extent the laws of the state or locality in which the property is located establish a meaning for "hazardous substance" or "release" that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term "hazardous substance" shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified person or its subsidiaries or any of their respective properties or assets.

         "Material Adverse Effect" with respect to any person shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that person and its subsidiaries, taken as a whole and without limiting the foregoing, such term shall in any case mean an effect or change that adversely affects or impairs the value, ownership or operation of any asset by, or creates a liability for, an amount greater than $500,000 in excess of the Company's insurance coverage (if any) therefor.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

WITNESSES:                              PARKER DRILLING COMPANY, PURCHASER


                                        BY:
-----------------------------               -----------------------------------
                                            ROBERT L. PARKER, CHAIRMAN

                                        DATE EXECUTED:                   , 1996
-----------------------------                          ------------------

                                        SELLERS:


-----------------------------           ---------------------------------------
                                        ROBERT N. WHITE

                                        DATE EXECUTED:                   , 1996
-----------------------------                          ------------------


-----------------------------           ---------------------------------------
                                        ROBERT M. WHITE


                                        DATE EXECUTED:                   , 1996
-----------------------------                          ------------------


-----------------------------           ---------------------------------------
                                        KEITH M. WHITE

                                        DATE EXECUTED:                   , 1996
-----------------------------                          ------------------

                                        QUAIL TOOLS, INC.

                                        BY:
-----------------------------               -----------------------------------
                                            ROBERT N. WHITE, CHAIRMAN AND
                                            CHIEF EXECUTIVE OFFICER


                                        DATE EXECUTED:                   , 1996
-----------------------------                          ------------------